Exhibit 99.1

PREMIER INC. REPORTS FISCAL 2017 FOURTH-QUARTER AND

FULL-YEAR RESULTS

CHARLOTTE, NC, August 21, 2017 – Premier Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2017 fourth quarter and full fiscal year ended June 30, 2017.

Full-Year Highlights:

•	Net revenue increased 25% to $1.45 billion from the prior year; Supply Chain Services segment revenue rose 33% and Performance Services segment revenue increased 6%.

•	Net income rose 91% to $449.5 million from the prior year. After GAAP-required non-cash adjustments to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period, diluted earnings per share was $1.51 compared with diluted earnings per share of $1.33 the prior year.

•	Non-GAAP adjusted fully distributed net income* increased 15% to $267.3 million. Non-GAAP adjusted fully distributed earnings per share* was $1.89 per diluted share, an increase of 17% over $1.61 per diluted share from the prior year.

•	Non-GAAP adjusted EBITDA* increased 14% to $501.6 million from the prior year.

•	For the fiscal year ended June 30, 2017, the company generated cash flow from operations of $392.2 million. At June 30, 2017, the company’s cash and cash equivalents totaled $156.7 million, and the company had an outstanding balance of $220.0 million on its five-year revolving credit facility.

•	Non-GAAP free cash flow* for the fiscal year increased 13% to $216.5 million from $191.0 million the prior year and represented 43% of full-year non-GAAP adjusted EBITDA.

•	Premier completed two acquisitions in fiscal 2017: Acro Pharmaceutical Services, LLC, acquired on August 23, 2016 for an adjusted purchase price of $62.7 million, contributed $191.1 million to revenue within the Supply Chain Services Segment during the fiscal year; Innovatix, LLC and Essensa Ventures, LLC, acquired on December 2, 2016 for an aggregate adjusted purchase price of $336.0 million; contributed $36.0 million in net administrative fees revenue during the fiscal year, and generated another $17.4 million in cash from member purchases that cannot be recognized as GAAP revenue under purchase accounting rules, but was reflected in non-GAAP adjusted EBITDA. Both acquisitions were accretive to earnings in the first year following their acquisition.

Fourth-Quarter Highlights:

•	Net revenue increased 34% to $403.1 million from the same period last year; Supply Chain Services segment revenue rose 42% and Performance Services segment revenue increased 11%.

Premier, Inc. FY17 Q4 and Year-End Results

•	Net income rose 47% to $73.9 million from the same period a year ago. After GAAP-required non-cash adjustments to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period, diluted earnings per share reflected a loss of $6.10 compared with diluted earnings per share of $0.30 for the same period last year.

•	Non-GAAP adjusted fully distributed net income* increased 36% to $70.2 million. Non-GAAP adjusted fully distributed earnings per share* was $0.50 per diluted share, an increase of 39% over $0.36 per diluted share from the same period last year.

•	Non-GAAP adjusted EBITDA* of $132.1 million increased 32% from the same period last year.

*	Descriptions of adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, free cash flow and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release.

“We are pleased with Premier’s accomplishments in fiscal 2017”, said Susan DeVore, president and chief executive officer. “We have continued to execute and deliver consistent growth and strong profitability in a rapidly evolving healthcare landscape.

“Operationally, in Supply Chain Services, we attained a 99% retention rate in our group purchasing (GPO) business and generated more than $56 billion in GPO volume,” DeVore said. “We achieved a 95% SaaS institutional renewal rate in Performance Services and also delivered a strong fourth-quarter performance in our advisory services business. We also continued to grow and expand business relationships across our supply chain and performance services platforms, ending fiscal 2017 with approximately 3,900 member hospitals and health systems and approximately 150,000 other provider organizations.

“Looking ahead, our GPO contract renewal process is well underway and we are receiving positive feedback from our member-owners, which reinforces our confidence that the vast majority of our member owners will renew their GPO relationship with similar economics,” DeVore said. “Longer term, we continue to believe that Premier is uniquely positioned to succeed in this evolving healthcare environment, as our member healthcare systems redouble their efforts to manage costs and improve quality and patient outcomes amid continued regulatory uncertainty. The breadth and depth of our comprehensive capabilities that span the entire continuum of care enable us to offer our members a total value proposition that we believe is unmatched in the industry. This positions Premier to continue to drive meaningful results for our members while building long-term value for our stockholders.”

Premier, Inc. FY17 Q4 and Year-End Results

Results of Operations for the Fourth Quarter of Fiscal 2017

Consolidated Fourth-Quarter Financial Highlights

	Three Months Ended June 30,			Twelve Months Ended June 30,
(in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Net Revenue (a):
Supply Chain Services:
Net administrative fees	$158,506	$128,442	23%	$557,468	$498,394	12%
Other services and support	3,742	1,423	163%	9,704	4,385	121%

Services	162,248	129,865	25%	567,172	502,779	13%
Products	147,479	87,539	68%	534,118	326,646	64%

Total Supply Chain Services (a)	309,727	217,404	42%	1,101,290	829,425	33%
Performance Services (a)	93,371	84,017	11%	353,383	333,169	6%

Total (a)	$403,098	$301,421	34%	$1,454,673	$1,162,594	25%

Net income	$73,860	$50,356	47%	$449,477	$235,161	91%
Net income (loss) attributable to stockholders	$(313,727)	$101,645	(409)%	$76,249	$818,364	(91)%
Adjusted net income (loss) (b)	$(313,727)	$43,498	(821)%	$76,249	$193,664	(61)%
Weighted average shares outstanding:
Basic	51,470	45,506	13%	49,654	42,368	17%
Diluted	51,470	144,621	(64)%	50,374	145,308	(65)%
Earnings (loss) per share attributable to stockholders:
Basic	$(6.10)	$2.23	(373)%	$1.54	$19.32	(92)%
Diluted (b) (c)	$(6.10)	$0.30	nm	$1.51	$1.33	14%

NON-GAAP FINANCIAL MEASURES:

Adjusted EBITDA (a) (d):
Supply Chain Services	$129,539	$109,371	18%	$493,763	$439,013	12%
Performance Services	33,641	20,629	63%	121,090	110,787	9%

Total segment adjusted EBITDA	163,180	130,000	26%	614,853	549,800	12%
Corporate	(31,095)	(30,006)	(4)%	(113,262)	(108,825)	(4)%

Total (a)	$132,085	$99,994	32%	$501,591	$440,975	14%

Adjusted fully distributed net income (d)	$70,170	$51,568	36%	$267,299	$233,259	15%

Earnings per share on adjusted fully distributed net income - diluted (a) (d)	$0.50	$0.36	39%	$1.89	$1.61	17%

(a)	Bolded measures correspond to company guidance.
(b)	Earnings (loss) per share attributable to stockholders excludes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be dilutive. Likewise, earnings (loss) per share attributable to stockholders includes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be antidilutive.
(c)	Due to the net loss attributable to stockholders during the three months ended June 30, 2017, diluted earnings (loss) per share is equal to basic earnings (loss) per share.
(d)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

nm = not meaningful

For the fiscal fourth-quarter ended June 30, 2017, Premier generated net revenue of $403.1 million, an increase of 34%, from net revenue of $301.4 million for the same period a year ago.

Net income for the fiscal fourth-quarter increased 47% to $73.9 million from $50.4 million for the same period a year ago. In accordance with GAAP, fiscal 2017 and 2016 fourth-quarter net income attributable to stockholders included non-cash adjustments of $(333.7) million and $91.1 million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments result primarily from changes in the number of Class B common shares outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these GAAP non-cash adjustments, which resulted from a 13% increase in the price of Premier’s Class A stock to $36.00 on June 30, 2017, from $31.83 on March 31, 2017, the company reported a

Premier, Inc. FY17 Q4 and Year-End Results

net loss attributable to stockholders of $313.7 million, compared with net income of $101.6 million for the same period a year ago. Fourth-quarter diluted earnings per-share results, which are based on net income adjusted for the tax expense related to Premier Inc. retaining the portion of net income attributable to income from non-controlling interest in Premier LP, reflected a loss of $6.10, compared with diluted earnings per share of $0.30 for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Fiscal fourth-quarter non-GAAP adjusted EBITDA of $132.1 million increased 32% from the same period the prior year. The growth was primarily driven by the increase in net administrative fees revenue and growth in Performance Services.

Non-GAAP adjusted fully distributed net income for the fiscal fourth quarter increased 36% to $70.2 million from $51.6 million for the same period a year ago. Non-GAAP adjusted fully distributed earnings per share increased 39% to $0.50 from $0.36 for the same period a year ago. Adjusted fully distributed earnings per share represents net income, adjusted for non-recurring and non-cash items, attributable to all stockholders as if all Class B stockholders exchanged their Class B common units and associated Class B common shares for Class A common shares.

Segment Results

Supply Chain Services

For the fiscal fourth-quarter ended June 30, 2017, the Supply Chain Services segment generated net revenue of $309.7 million, an increase of 42% from $217.4 million a year ago. Revenue growth was driven by strong performance of both the company’s GPO and products businesses. GPO net administrative fees revenue of $158.5 million increased $30.1 million, or 23% from a year ago. Contributions from the Innovatix and Essensa acquisitions accounted for $23.7 million of the increase, while the company’s legacy GPO business increased 5%, or $6.4 million. Product revenues of $147.5 million increased 68%, from $87.5 million a year ago, primarily driven by $57.4 million in revenues from the Acro acquisition and increased sales of direct sourcing products. While Premier’s legacy specialty pharmacy business declined year-over-year in certain drug categories, including Hepatitis C, fourth-quarter Hepatitis C revenues increased sequentially from the third quarter. Acro’s fourth-quarter revenue exceeded management’s revised expectations, reflecting improved results from the company’s internally generated sales efforts to mitigate a post-acquisition drop-off in prescription volume associated with the treatment of Idiopathic Pulmonary Fibrosis. Direct sourcing revenue increased from a year ago, driven primarily by growth of the company’s PremierPro™ product line and aggregated purchasing of certain products.

Supply Chain Services segment non-GAAP adjusted EBITDA of $129.5 million for the fiscal 2017 fourth quarter increased 18% from $109.4 million for the same period a year ago. The increase was largely the result of growth in net administrative fees, and to a lesser extent growth in products revenue, primarily driven by contributions from Acro.

Performance Services

For the fiscal fourth-quarter ended June 30, 2017, the Performance Services segment generated net revenue of $93.4 million, an increase of 11% from $84.0 million for the same quarter last year. The growth reflects a 26% year-over-year increase in advisory services revenue and a 5% revenue increase from the informatics and technology services business. Advisory services benefited from revenue associated with the implementation of certain large cost and clinical transformation engagements. Growth in informatics and technology services was primarily due to cost management solutions and data analytics and outcomes-based research projects.

Premier, Inc. FY17 Q4 and Year-End Results

Performance Services segment non-GAAP adjusted EBITDA of $33.6 million for the fiscal 2017 fourth quarter reflected an increase of 63% from $20.6 million for the same quarter last year, primarily due to the increase in revenue during the quarter and lower selling, general and administrative expenses as a result of comparisons against the prior year which included one-time severance costs, and more efficient management of non-billable expenses and subcontractors.

Results of Operations for the Fiscal Year Ended June 30, 2017

The company generated net revenue of $1.45 billion for the fiscal year ended June 30, 2017, a 25% increase from net revenue of $1.16 billion last year.

Net income of $449.5 million compared with $235.2 million for the prior year, and included a one-time gain of $205.1 million related to the re-measurement of the company’s historical 50% equity method of investment in Innovatix to fair value upon the acquisition on December 2, 2016. In accordance with GAAP, fiscal 2017 and 2016 full-year net income attributable to stockholders required non-cash adjustments of $(37.2) million and $776.8 million, respectively, to reflect changes in redemption value of the limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments result from changes in the number of Class B common shares outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, which resulted from a 10% increase in the price of Premier’s Class A stock to $36.00 on June 30, 2017, from $32.70 on June 30, 2016, the company reported net income attributable to stockholders of $1.51 per diluted share, compared with a net income attributable to stockholders of $1.33 per diluted share a year ago. (See income statement in the tables section of this press release.)

Non-GAAP adjusted EBITDA for the fiscal year totaled $501.6 million, an increase of 14% from adjusted EBITDA of $441.0 million in the prior year. Non-GAAP adjusted fully distributed net income increased 15% to $267.3 million, resulting in non-GAAP adjusted fully distributed earnings per share of $1.89 per diluted share, compared to $233.3 million and $1.61 per diluted share, last year, respectively.

Supply Chain Services segment net revenue for fiscal 2017 increased 33% to $1,101.3 million from $829.4 million a year earlier. Net administrative fees revenue increased $59.1 million, or 12%, of which $36.0 million was attributable to our acquisition of Innovatix and Essensa during the fiscal second quarter. The remaining increase was primarily due to contract penetration and, to a lesser degree, the impact of conversion of new members. During the year, an additional $17.4 million of cash collections attributable to Innovatix and Essensa net administrative fees was not reported as GAAP revenue due to purchase accounting, but was reflected in non-GAAP adjusted EBITDA. Products revenue of $534.1 million increased $207.5 million, or 64% from $326.6 million the prior year. The increase was primarily driven by revenues from Acro, acquired in the fiscal first quarter, and increased sales of direct sourcing products, partially offset by a decrease in dispensing revenue associated with other specialty pharmaceuticals, primarily associated with Hepatitis C.

Supply Chain Services non-GAAP segment adjusted EBITDA increased 12%, to $493.8 million from $439.0 million the prior year. Net administrative fees drove the majority of the increase, although growth also was delivered by products revenue, including both Acro and direct sourcing, as well as from the company’s 49% equity investment in FFF Enterprises Inc., a specialty products distributor.

Performance Services segment net revenue for fiscal 2017 increased 6% to $353.4 million from $333.2 million a year ago. Informatics and technology services revenue increased 6%, primarily as a result of contributions from ambulatory regulatory reporting and cost management solutions, while advisory services increased 7%, with much of the growth occurring in the fourth quarter, consistent with management projections, as some large engagements were completed.

Premier, Inc. FY17 Q4 and Year-End Results

Performance Services non-GAAP segment adjusted EBITDA increased 9% to $121.1 million from $110.8 million the prior year, due primarily to the revenue increase.

Cash Flows and Liquidity

Net cash provided by operating activities was $392.2 million for the fiscal year ended June 30, 2017, an increase of $20.7 million from $371.5 million for fiscal 2016. The increase in cash flow from operations primarily resulted from an increase in net administrative fees revenue and an increase in cash generated from gross margin on other services and support revenue. At June 30, 2017, the company’s cash and cash equivalents totaled $156.7 million, compared with $248.8 million at June 30, 2016. The company had no marketable securities as of June 30, 2017, compared with $47.9 million a year earlier. The reduction in cash and cash equivalents was primarily the result of the use of cash to fund acquisitions and investments during the fiscal year.

At June 30, 2017, the company had an outstanding balance of $220.0 on its five-year $750.0 million revolving credit facility. During the fiscal fourth quarter, the company repaid $147.5 million on the credit facility.

Non-GAAP free cash flow for the fiscal fourth quarter ended June 30, 2017 totaled $61.5 million, compared with $42.7 million for the same period a year ago. The increase in free cash flow primarily resulted from an increase in net administrative fees revenue and an increase in cash generated from gross margin on other services and support revenue associated with growth in ambulatory regulatory reporting, cost management solutions and government services. Non-GAAP free cash flow for the fiscal year increased to $216.5 million from 191.0 million the prior year and represented 43% of non-GAAP adjusted EBITDA. (See free cash flow definition in “Use and Definitions of Non-GAAP Financial Measures,” and reconciliation to net cash provided by operating activities is provided in the tables section of this press release).

Fiscal 2018 Outlook and Guidance

The statements in this “Fiscal 2018 Outlook and Guidance” discussion are “forward-looking statements.” For additional information regarding the use and limitations of such statements, see “Forward-Looking Statements” below and the “Risk Factors” section of the company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as updated from time to time in the company’s other filings with SEC filings.

Premier believes it remains well positioned financially and operationally for fiscal 2018, and is introducing financial guidance for the fiscal year based on the following key assumptions:

•	Net administrative fees growth in the range of 13% to 17% comprised of mid-single digit growth in the company’s legacy GPO business augmented by contributions from Innovatix and Essensa. Mid-range revenue growth assumes a stable patient utilization environment and is expected to be achieved through increased penetration of existing members’ supply spend and the addition and contract conversion ramp-up of new GPO members consistent with historical trends. Note: the full-year net administrative fee revenue growth estimate reflects the impact of incremental revenue produced by Innovatix and Essensa, for which there was no comparable revenue in the year-ago first and second quarters, due to the acquisition timing and associated revenue recognition restrictions, and only partially comparable revenue recognized in the third quarter. The revenue contribution from this acquisition is expected to reflect a normalized run rate beginning with the fourth quarter.

Premier, Inc. FY17 Q4 and Year-End Results

•	Revenue growth of the company’s products business approximating a year-over-year growth rate of 9 to 13 percent, including contributions from Acro.

•	Performance consistent with the company’s current visibility into its annual revenue stream. Assuming the continuation of historical GPO retention and SaaS institutional renewal rates that are consistent with fiscal 2017 results, approximately 89% to 94% of Premier’s fiscal 2018 consolidated revenue guidance range is available under contract.

•	A consolidated adjusted EBITDA margin in the range of 33% to 34%, consistent with the ongoing business mix shift associated primarily associated with the faster-growing and lower-margin products business.

•	Capital expenditures of approximately $85 million to $90 million.

•	An effective tax rate of approximately 39%.

•	Stock-based compensation approximating $34 million to $37 million, the increase from fiscal 2017 primarily due to an increase in the number of employees eligible for equity compensation as a result of company expansion, growth in average grant size year over year and, to a lesser extent, an increase in anticipated performance achievement attributable to performance shares that vest at the end of fiscal year 2018.

•	Amortization of purchased intangible assets of approximately $56 million.

•	Adjusted fully distributed shares outstanding approximating 141 million.

Premier, Inc. FY17 Q4 and Year-End Results

Based on the company’s current outlook, and the realization of the assumptions discussed above in all material respects, Premier has established the following financial guidance for the fiscal year ending June 30, 2018:

Fiscal 2018 Financial Guidance (1)

Premier, Inc. introduces full-year fiscal 2018 financial guidance, as follows:

(in millions, except per share data)	FY 2018	% YoY Increase
Net Revenue:
Supply Chain Services segment	$1,200.0 - $1,266.0	9% - 15%
Performance Services segment	$364.0 - $382.0	3% - 8%

Total Net Revenue	$1,564.0 - $1,648.0	8% - 13%
Non-GAAP adjusted EBITDA	$532.0 - $557.0	6% - 11%

Non-GAAP adjusted fully distributed EPS	$1.98 - $2.09	5% - 10%

(1)	The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted fully distributed earnings per share without unreasonable effort. This is due to two primary reasons:

•	Reasonable guidance cannot be provided for reconciling the adjustment of redeemable limited partners’ capital to redemption amount – historically the largest adjustment in the reconciliation from non-GAAP to GAAP amounts – due to the fact that the increase or decrease in this item is based on the change in the number of shares of Class B stock outstanding and change in stock price between quarters, which the company cannot predict, control or reasonably estimate.

•	Reasonable guidance cannot be provided for earnings per share attributable to stockholders because the ongoing quarterly member-owner exchange of Class B common stock and corresponding Class B units into shares of Class A common stock impacts the number of shares of Class A common stock outstanding each quarter, which the company cannot predict, control or reasonably estimate. Member owners have the right, but not the obligation, to exchange shares on a quarterly basis, and the company has the discretion to settle any exchanged shares for Class A common stock, cash, or a combination thereof, neither of which can be predicted, controlled or reasonably estimated at this time.

Conference Call

Premier management will host a conference call and live audio webcast on Monday, August 21, 2017, at 5:00 p.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wanting to participate by phone may do so by dialing 844.296.7719 and providing the operator with conference ID number: 54458135. International callers should dial 574.990.1041 and provide the same passcode. The company encourages callers to dial in at least five minutes before the start of the call to register. The archived webcast will be accessible on Premier’s investor relations page.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,900 U.S. hospitals and health systems and approximately 150,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Premier, Inc. FY17 Q4 and Year-End Results

Use and Definitions of Non-GAAP Financial Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Non-recurring items are income or expenses or other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common stock and corresponding Class B units into shares of Class A common stock (which exchanges are a member owner’s cumulative right, but not obligation, which began on October 31, 2014, and occur each quarter thereafter, and are limited to one-seventh of the member owner’s initial allocation of Class B common units per year) and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (v) reflecting an adjustment for income tax expense on non-GAAP fully distributed net income before income taxes at the company’s estimated effective income tax rate. We define adjusted fully distributed earnings per share as adjusted fully distributed net income divided by diluted weighted average shares. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items, and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

EBITDA is defined as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. Non-recurring items include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on the disposal of assets. Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Premier, Inc. FY17 Q4 and Year-End Results

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Free cash flow is defined as net cash provided by operating activities less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Readers are urged to review the reconciliation of these non-GAAP financial measures included at the end of this release. To properly and prudently evaluate our business, readers are encouraged to review the financial tables included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to expected financial performance and growth trends in our Supply Chain and Performance Services business segments and their respective business units, anticipated GPO participation agreement renewals, expected financial contributions from our acquired businesses, and the statements related to fiscal 2018 outlook and guidance and the assumptions underlying such guidance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2016, Form 10-Q for the quarters ended September 30, 2016, December 31, 2016, and March 31, 2017, as well as the Form 10-K for the fiscal year ended June 30, 2017, expected to be filed with the

Premier, Inc. FY17 Q4 and Year-End Results

SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Contacts Investor relations contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.897.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com

(Tables Follow)

Premier, Inc. FY17 Q4 and Year-End Results

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Net revenue:
Net administrative fees	$158,506	$128,442	$557,468	$498,394
Other services and support	97,113	85,440	363,087	337,554

Services	255,619	213,882	920,555	835,948
Products	147,479	87,539	534,118	326,646

Net revenue	403,098	301,421	1,454,673	1,162,594
Cost of revenue:
Services	47,910	43,939	182,775	163,240
Products	140,373	79,304	497,273	293,816

Cost of revenue	188,283	123,243	680,048	457,056

Gross profit	214,815	178,178	774,625	705,538
Operating expenses:
Selling, general and administrative	108,638	115,491	405,471	403,611
Research and development	779	865	3,107	2,925
Amortization of purchased intangible assets	13,887	8,996	48,327	33,054

Operating expenses	123,304	125,352	456,905	439,590

Operating income	91,511	52,826	317,720	265,948

Remeasurement gain attributable to acquisition of Innovatix	313	—	205,146	—
Equity in net income of unconsolidated affiliates	(44)	5,645	14,745	21,647
Interest and investment loss, net	(1,486)	(40)	(4,512)	(1,021)
Loss on disposal of long-lived assets	(179)	—	(2,422)	—
Other income (expense), net	(2,521)	389	614	(1,692)

Other income (expense), net	(3,917)	5,994	213,571	18,934

Income before income taxes	87,594	58,820	531,291	284,882
Income tax expense	13,734	8,464	81,814	49,721

Net income	73,860	50,356	449,477	235,161
Net income attributable to non-controlling interest in Premier LP	(53,845)	(39,812)	(336,052)	(193,547)
Adjustment of redeemable limited partners’ capital to redemption amount	(333,742)	91,101	(37,176)	776,750

Net income (loss) attributable to stockholders	$(313,727)	$101,645	$76,249	$818,364

Calculation of GAAP Earnings (Loss) per Share

Numerator for basic earnings (loss) per share:
Net income (loss) attributable to stockholders	$(313,727)	$101,645	$76,249	$818,364

Numerator for diluted earnings (loss) per share:
Net income (loss) attributable to stockholders	$(313,727)	$101,645	$76,249	$818,364
Adjustment of redeemable limited partners’ capital to redemption amount	—	(91,101)	—	(776,750)
Net income attributable to non-controlling interest in Premier LP	—	39,812	—	193,547

Net income (loss)	(313,727)	50,356	76,249	235,161
Tax effect on Premier, Inc. net income (loss)	—	(6,858)	—	(41,497)

Adjusted net income (loss)	$(313,727)	$43,498	$76,249	$193,664

Denominator for basic earnings (loss) per share:
Weighted average shares	51,470	45,506	49,654	42,368

Denominator for diluted earnings (loss) per share:
Weighted average shares	51,470	45,506	49,654	42,368
Effect of dilutive stock based awards	—	2,911	720	2,366
Class B shares outstanding	—	96,204	—	100,574

Weighted average shares and assumed conversions	51,470	144,621	50,374	145,308

Basic earnings (loss) per share	$(6.10)	$2.23	$1.54	$19.32
Diluted earnings (loss) per share	$(6.10)	$0.30	$1.51	$1.33

Premier, Inc. FY17 Q4 and Year-End Results

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30, 2017	June 30, 2016
Assets
Cash and cash equivalents	$156,735	$248,817
Marketable securities	—	17,759
Accounts receivable (net of $1,812 and $1,981 allowance for doubtful accounts, respectively)	159,745	144,424
Inventory	50,426	29,121
Prepaid expenses and other current assets	35,164	19,646
Due from related parties	6,742	3,123

Total current assets	408,812	462,890
Marketable securities	—	30,130
Property and equipment (net of $236,460 and $265,751 accumulated depreciation, respectively)	187,365	174,080
Intangible assets (net of $99,198 and $50,870 accumulated amortization, respectively)	377,962	158,217
Goodwill	906,545	537,962
Deferred income tax assets	482,484	422,849
Deferred compensation plan assets	41,518	39,965
Investments in unconsolidated affiliates	92,879	16,800
Other assets	10,271	12,490

Total assets	$2,507,836	$1,855,383

Liabilities, redeemable limited partners’ capital and stockholders’ deficit
Accounts payable	$42,815	$46,003
Accrued expenses	55,857	56,774
Revenue share obligations	72,078	63,603
Limited partners’ distribution payable	24,951	22,493
Accrued compensation and benefits	53,506	60,425
Deferred revenue	44,443	54,498
Current portion of tax receivable agreements	17,925	13,912
Current portion of long-term debt	227,993	5,484
Other liabilities	32,019	2,871

Total current liabilities	571,587	326,063
Long-term debt, less current portion	6,279	13,858
Tax receivable agreements, less current portion	321,796	265,750
Deferred compensation plan obligations	41,518	39,965
Deferred tax liabilities	48,227	—
Other liabilities	42,099	23,978

Total liabilities	1,031,506	669,614

Redeemable limited partners’ capital	3,138,583	3,137,230
Stockholders’ deficit:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 51,943,281 and 45,995,528 shares issued and outstanding at June 30, 2017 and June 30, 2016, respectively	519	460
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 87,298,888 and 96,132,723 shares issued and outstanding at June 30, 2017 and June 30, 2016, respectively	—	—
Additional paid-in-capital	—	—
Accumulated deficit	(1,662,772)	(1,951,878)
Accumulated other comprehensive loss	—	(43)

Total stockholders’ deficit	(1,662,253)	(1,951,461)

Total liabilities, redeemable limited partners’ capital and stockholders’ deficit	$2,507,836	$1,855,383

Premier, Inc. FY17 Q4 and Year-End Results

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twelve Months Ended June 30,
	2017	2016
Operating activities
Net income	$449,477	$235,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107,211	84,156
Equity in net income of unconsolidated affiliates	(14,745)	(21,647)
Deferred income taxes	60,562	25,714
Stock-based compensation	26,470	48,670
Adjustment to tax receivable agreement liabilities	(5,447)	(4,818)
Remeasurement gain attributable to acquisition of Innovatix	(205,146)	—
Loss on disposal of long-lived assets	2,422	—
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	3,365	(37,250)
Other assets	6,821	(9,638)
Inventories	(16,349)	3,937
Accounts payable, accrued expenses, and other current liabilities	(24,482)	50,313
Long-term liabilities	(901)	(4,195)
Other operating activities	2,989	1,067

Net cash provided by operating activities	392,247	371,470

Investing activities
Proceeds from sale of marketable securities	48,013	386,372
Purchase of marketable securities	—	(19,211)
Acquisition of Innovatix and Essensa, net of cash acquired	(319,717)	—
Acquisition of Acro Pharmaceuticals, net of cash acquired	(62,892)	—
Acquisition of CECity, net of cash acquired	—	(398,261)
Acquisition of HCI, net of cash acquired	—	(64,274)
Acquisition of InFlow, LLC	—	(6,088)
Investment in unconsolidated affiliates	(65,660)	(3,250)
Distributions received on equity investments in unconsolidated affiliates	6,550	22,093
Purchases of property and equipment	(71,372)	(76,990)
Other investing activities	25	(27)

Net cash used in investing activities	(465,053)	(159,636)

Financing activities
Payments made on notes payable	(5,486)	(2,143)
Proceeds from credit facility	425,000	150,000
Payments on credit facility	(205,000)	(150,000)
Proceeds from exercise of stock options under equity incentive plan	9,168	3,552
Proceeds from issuance of Class A common stock under stock purchase plan	2,483	2,317
Repurchase of vested restricted units for employee tax-withholding	(17,717)	(7,863)
Settlement of exchange of Class B shares by member owners	(123,331)	—
Distributions to limited partners of Premier LP	(90,434)	(92,707)
Payments to limited partners of Premier LP related to tax receivable agreements	(13,959)	(10,805)
Final remittance of net income attributable to former S2S Global minority shareholder	—	(1,890)

Net cash used in financing activities	(19,276)	(109,539)

Net increase (decrease) in cash and cash equivalents	(92,082)	102,295
Cash and cash equivalents at beginning of year	248,817	146,522

Cash and cash equivalents at end of year	$156,735	$248,817

Premier, Inc. FY17 Q4 and Year-End Results

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three months ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$118,036	$100,533	$392,247	$371,470
Purchases of property and equipment	(19,480)	(22,306)	(71,372)	(76,990)
Distributions to limited partners of Premier LP	(23,071)	(24,742)	(90,434)	(92,707)
Payments to limited partners under tax receivable agreements	(13,959)	(10,805)	(13,959)	(10,805)

Non-GAAP Free Cash Flow	$61,526	$42,680	$216,482	$190,968

Premier, Inc. FY17 Q4 and Year-End Results

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income (Loss) Attributable to Stockholders to Non-GAAP Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Net income	$73,860	$50,356	$449,477	$235,161
Interest and investment loss, net	1,486	40	4,512	1,021
Income tax expense	13,734	8,464	81,814	49,721
Depreciation and amortization	15,566	13,928	58,884	51,102
Amortization of purchased intangible assets	13,887	8,996	48,327	33,054

EBITDA	118,533	81,784	643,014	370,059
Stock-based compensation	7,384	11,988	26,860	49,081
Acquisition related expenses	4,307	4,105	15,790	15,804
Strategic and financial restructuring expenses	31	—	31	268
Adjustment to tax receivable agreement liabilities	(2,493)	—	(5,447)	(4,818)
ERP implementation expenses	287	1,630	2,028	4,870
Acquisition related adjustment - revenue	320	408	18,049	5,624
Remeasurement gain attributable to acquisition of Innovatix	(313)	—	(205,146)	—
Loss on disposal of long-lived assets	179	—	2,422	—
Loss on FFF put and call rights	3,849	—	3,935	—
Other expense (income), net	1	79	55	87

Adjusted EBITDA	$132,085	$99,994	$501,591	$440,975

Income before income taxes	$87,594	$58,820	$531,291	$284,882
Remeasurement gain attributable to acquisition of Innovatix	(313)	—	(205,146)	—
Equity in net income of unconsolidated affiliates	44	(5,645)	(14,745)	(21,647)
Interest and investment loss, net	1,486	40	4,512	1,021
Loss (gain) on disposal of assets	179	—	2,422	—
Other expense (income), net	2,521	(389)	(614)	1,692

Operating income	91,511	52,826	317,720	265,948
Depreciation and amortization	15,566	13,928	58,884	51,102
Amortization of purchased intangible assets	13,887	8,996	48,327	33,054
Stock-based compensation	7,384	11,988	26,860	49,081
Acquisition related expenses	4,307	4,105	15,790	15,804
Strategic and financial restructuring expenses	31	—	31	268
Adjustment to tax receivable agreement liabilities	(2,493)	—	(5,447)	(4,818)
ERP implementation expenses	287	1,630	2,028	4,870
Acquisition related adjustment - revenue	320	408	18,049	5,624
Equity in net income of unconsolidated affiliates	(44)	5,645	14,745	21,647
Deferred compensation plan income (expense)	1,242	468	4,020	(1,605)
Other income	87	—	584	—

Adjusted EBITDA	$132,085	$99,994	$501,591	$440,975

Segment Adjusted EBITDA:
Supply Chain Services	$129,539	$109,371	$493,763	$439,013
Performance Services	33,641	20,629	121,090	110,787
Corporate	(31,095)	(30,006)	(113,262)	(108,825)

Adjusted EBITDA	$132,085	$99,994	$501,591	$440,975

Net income (loss) attributable to stockholders	$(313,727)	$101,645	$76,249	$818,364
Adjustment of redeemable partners’ capital to redemption amount	333,742	(91,101)	37,176	(776,750)
Net income attributable to non-controlling interest in Premier LP	53,845	39,812	336,052	193,547
Income tax expense	13,734	8,464	81,814	49,721
Amortization of purchased intangible assets	13,887	8,996	48,327	33,054
Stock-based compensation	7,384	11,988	26,860	49,081
Acquisition related expenses	4,307	4,105	15,790	15,804
Strategic and financial restructuring expenses	31	—	31	268
Adjustment to tax receivable agreement liabilities	(2,493)	—	(5,447)	(4,818)
ERP implementation expenses	287	1,630	2,028	4,870
Acquisition related adjustment - revenue	320	408	18,049	5,624
Remeasurement gain attributable to acquisition of Innovatix	(313)	—	(205,146)	—
Loss on disposal of long-lived assets	179	—	2,422	—
Loss on FFF put and call rights	3,849	—	3,935	—
Other expense (income), net	1	—	55	—

Non-GAAP adjusted fully distributed income before income taxes	115,033	85,947	438,195	388,765
Income tax expense on fully distributed income before income taxes	44,863	34,379	170,896	155,506

Non-GAAP Adjusted Fully Distributed Net Income	$70,170	$51,568	$267,299	$233,259

Premier, Inc. FY17 Q4 and Year-End Results

Supplemental Financial Information

Reconciliation of GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
Net income (loss) attributable to stockholders	$(313,727)	$101,645	$76,249	$818,364
Adjustment of redeemable partners’ capital to redemption amount	333,742	(91,101)	37,176	(776,750)
Net income attributable to non-controlling interest in Premier LP	53,845	39,812	336,052	193,547
Income tax expense	13,734	8,464	81,814	49,721
Amortization of purchased intangible assets	13,887	8,996	48,327	33,054
Stock-based compensation	7,384	11,988	26,860	49,081
Acquisition related expenses	4,307	4,105	15,790	15,804
Strategic and financial restructuring expenses	31	—	31	268
Adjustment to tax receivable agreement liabilities	(2,493)	—	(5,447)	(4,818)
ERP implementation expenses	287	1,630	2,028	4,870
Acquisition related adjustment - revenue	320	408	18,049	5,624
Remeasurement gain attributable to acquisition of Innovatix	(313)	—	(205,146)	—
Loss on disposal of long-lived assets	179	—	2,422	—
Loss on FFF put and call rights	3,849	—	3,935	—
Other expense (income), net	1	—	55	—

Non-GAAP adjusted fully distributed income before income taxes	115,033	85,947	438,195	388,765
Income tax expense on fully distributed income before income taxes	44,863	34,379	170,896	155,506

Non-GAAP Adjusted Fully Distributed Net Income	$70,170	$51,568	$267,299	$233,259

Weighted Average:
Common shares used for basic and diluted earnings (loss) per share	51,470	45,506	49,654	42,368
Potentially dilutive shares	1,545	2,911	720	2,366
Conversion of Class B common units	87,638	96,204	90,816	100,574

Weighted average fully distributed shares outstanding - diluted	140,653	144,621	141,190	145,308

GAAP earnings (loss) per share	$(6.10)	$2.23	$1.54	$19.32
Adjustment of redeemable limited partners’ capital to redemption amount	6.48	(2.00)	0.75	(18.33)
Net income attributable to non-controlling interest in Premier LP	1.05	0.87	6.77	4.57
Income tax expense	0.27	0.19	1.65	1.17
Amortization of purchased intangible assets	0.27	0.20	0.97	0.78
Stock-based compensation	0.14	0.26	0.54	1.16
Acquisition related expenses	0.08	0.09	0.32	0.37
Strategic and financial restructuring expenses	—	—	—	0.01
Adjustment to tax receivable agreement liabilities	(0.05)	—	(0.11)	(0.11)
ERP implementation expenses	0.01	0.04	0.04	0.11
Acquisition related adjustment - revenue	0.01	0.01	0.36	0.13
Remeasurement gain attributable to acquisition of Innovatix	(0.01)	—	(4.13)	—
Loss on disposal of long-lived assets	—	—	0.05	—
Loss on FFF put and call rights	0.07	—	0.08	—
Other expense (income), net	—		—
Impact of corporation taxes	(0.86)	(0.76)	(3.45)	(3.67)
Impact of dilutive shares	(0.86)	(0.77)	(3.49)	(3.90)

Non-GAAP EPS on Adjusted Fully Distributed Net Income	$0.50	$0.36	$1.89	$1.61

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